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                                                                  EXHIBIT 3.1(j)

                               EOG RESOURCES, INC.
               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                                       OF
             FIXED RATE CUMULATIVE PERPETUAL SENIOR PREFERRED STOCK,
                                    Series B
                  (Liquidation Preference $1,000.00 Per Share)

                  --------------------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

               ---------------------------------------------------

      The following resolutions were duly adopted by a duly authorized committee of the Board of Directors (the "Board of Directors" or "Board") of EOG Resources, Inc., a Delaware corporation (the "Corporation"), by unanimous written consent dated as of May 1, 2000 and in accordance with the provisions of
Section 151 of the Delaware General Corporation Law:

      RESOLVED, that pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation, as amended (the "Certificate"), and the By-Laws, as amended, (the "By- Laws"), of the Corporation, this committee of the Board of Directors hereby creates one series of the Preferred Stock, $.01 par value per share, of the Corporation ("Senior Preferred Stock") and fixes the designation, preferences and rights of the shares of such series as follows:

      1. Designation. The designation of the series of Senior Preferred Stock created by these resolutions shall be Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series B ("Series B Senior Preferred Stock"). The number of authorized shares constituting the Series B Senior Preferred Stock is 100,000. The shares of the Series B Senior Preferred Stock shall have a stated value of $1,000.00 per share. The shares shall constitute a separate series of preferred stock of the Corporation, and shall rank on parity with the 100,000 shares of Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series A, par value $0.01 per share, liquidation preference $1,000.00 per share (the "Series A Preferred") and the 500 shares of Flexible Money Market Cumulative Preferred Stock, Series C, par value $0.01 per share, liquidation preference $100,000.00 per share (the "Series C Preferred"), and prior to or on a parity with other shares of preferred stock as to dividends and upon the liquidation, dissolution or winding up of the Corporation, except as described herein.

      2. Voting Rights. The Series B Senior Preferred Stock shall not have any voting powers, either general or special, except as required by applicable law and as stated herein.

      (a) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least
66 2/3% of all of the shares of Series B Senior Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of Series B Senior Preferred Stock shall vote together as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Certificate, of the applicable

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Certificate of Designation, Preferences and Rights or of any other certificate amendatory of or supplemental to the Certificate (including any certificate of designation, preferences and rights or any similar document relating to any series of Senior Preferred Stock or any series of the Preferred Stock, $.01 par value per share, of the Corporation ("Junior Preferred Stock")) or of the By-laws of the Corporation which would adversely affect the preferences, rights, powers or privileges of the Series B Senior Preferred Stock;

      (b) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66 2/3% of all of the then outstanding Series B Senior Preferred Stock and all other series of Senior Preferred Stock for which dividends are cumulative ("Cumulative Senior Preferred Stock") ranking on a parity with shares of the Series B Senior Preferred Stock, either as to dividends or upon liquidation, at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of the Series B Senior Preferred Stock and such other series of Cumulative Senior Preferred Stock shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting, increasing or validating the creation, authorization or issue of any shares of any class of stock of the Corporation ranking prior to the shares of the Series B Senior Preferred Stock as to dividends or upon liquidation, or the reclassification of any authorized stock of the Corporation into any such prior shares, or the creation, authorization or issue of any obligation or security convertible into or evidencing the right to purchase any such prior shares.

      (c) If a default in preference dividends payable on any share or shares of the Series B Senior Preferred Stock or any other class or series of Cumulative Senior Preferred Stock ranking on a parity with the Series B Senior Preferred Stock, either as to dividends or upon liquidation, and upon which like voting rights have been conferred and are exercisable (excluding any other class or series of Cumulative Senior Preferred Stock expressly entitled to elect additional directors to the Board by a vote separate and distinct from the vote provided for in this paragraph (c),"Voting Cumulative Senior Preferred Stock") shall exist, the number of directors constituting the Board shall be increased by two (without duplication of any increase made pursuant to the terms of any other class or series of Voting Cumulative Senior Preferred Stock), and the holders of the Series B Senior Preferred Stock and the Voting Cumulative Senior Preferred Stock shall have the right, voting together as a single class without regard to class or series (to the exclusion of the holders of Common Stock, Junior Preferred Stock and of any series of Senior Preferred Stock which is not Voting Cumulative Senior Preferred Stock), to elect two directors of the Corporation to fill such newly created directorships. Each director elected by the holders of shares of Series B Senior Preferred Stock and any class or series of Voting Cumulative Preferred Stock in an election provided for by this Section 2(c) (herein called a "Preferred Director") shall continue to serve as such director until all accrued but unpaid dividends have been paid. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the then outstanding shares of Series B Senior Preferred Stock and Voting Cumulative Senior Preferred Stock entitled to have originally voted for such director's election, voting together as a single class without regard to class or series, at a meeting of the Corporation's stockholders, or of the holders of shares of Series B Senior Preferred Stock and Voting Cumulative Senior Preferred Stock, called for that purpose. So long as a default in any preference dividends on the Series B Senior Preferred Stock or any class or series of Voting Cumulative Senior

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Preferred Stock shall exist, (A) any vacancy in the office of a Preferred
Director may be filled (except as provided in the following clause (B)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and (B) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the then outstanding shares of Series B Senior Preferred Stock and Voting Cumulative Senior Preferred Stock entitled to have originally voted for the removed director's election, voting together as a single class without regard to class or series, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid shall be deemed for all purposes hereto to be a Preferred Director.

      Whenever a default in preference dividends shall no longer exist, the number of directors constituting the Board shall be reduced by two. For purposes hereof, a "default in preference dividends" on the Series B Series Preferred Stock or any class or series of Voting Cumulative Senior Preferred Stock shall be deemed to have occurred whenever dividends upon the Series B Senior Preferred Stock or such class or series of Voting Cumulative Senior Preferred Stock have not been paid or declared and set aside for payment for the equivalent of six consecutive full quarterly dividend periods or more and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all dividends on the Series B Senior Preferred Stock or such other class or series of Voting Cumulative Senior Preferred Stock have been paid or declared and set apart for payment.

      3. Preferences. The Series B Senior Preferred Stock will be fixed rate cumulative perpetual (i.e., will be redeemable, if at all, solely at the option of the Corporation) Senior Preferred Stock. The Corporation has also issued 100,000 shares of Series A Preferred, which will be exchangeable for shares of the Series B Senior Preferred Stock, and 500 shares of Series C Preferred.

      4. Dividends.

      (a) If declared by the Corporation's Board of Directors, the holders of shares of the Series B Senior Preferred Stock shall be entitled to receive cash dividends thereon at a rate of $71.95 per share per annum which equals 7.195% of the Series A Preferred Stock's liquidation preference payable (if declared) quarterly out of the funds of the Corporation legally available for the payment of dividends. Such dividends shall be payable, when, as and if declared by the Board or a duly authorized committee thereof, on March 15, June 15, September 15 and December 15 of each year (each a "Dividend Payment Date"), commencing March 15, 2000. Each such dividend shall be paid to the holders of record of shares of Series B Senior Preferred Stock as they appear on the stock register of the Corporation on the close of business on such record date, which shall be not less than five nor more than 50 days (whether or not business days) preceding the Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee thereof. The rights of holders of the Series B Senior Preferred Stock shall be cumulative. Accordingly, if the Board fails to declare a dividend on the Series B Senior Preferred Stock payable on a Dividend Payment Date, then holders of Series B Senior Preferred Stock shall have the right to receive a dividend in respect of the dividend period ending on such Dividend Payment Date, and the Corporation will have the obligation to pay dividends accrued for such period, whether or not dividends on the Series B Senior Preferred Stock are declared payable on any future Dividend Payment Date. The amount of dividends payable for any

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period shorter than a full quarterly dividend period shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

      (b) If, at any time prior to 18 months after December 10, 1999, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends received deduction (generally, 70%) as specified in Section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage"), the amount of each dividend payable (if declared) per share of the Series B Senior Preferred Stock for dividend payments made on or after the date of enactment of such change shall be increased by multiplying the amount of the dividend payable determined as described above (before adjustment) by a factor, which shall be the number determined in accordance with the following formula (the "DRD Formula") and rounding the result to the nearest cent (with one-half cent rounded up):

                              1 - [.35 (1 - .70)]
                              -------------------
                              1 - [.35 (1 - DRP)]

      For purposes of the DRD Formula, "DRP" means the Dividends Received Percentage applicable to the dividend in question; provided, however, that if the Dividends Received Percentage applicable to the dividend in question is less than 50%, then the DRP will equal 0.50. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in
Section 243(a)(1) of the Code or any successor provision prior to 18 months after the date of original issuance of the Series B Senior Preferred Stock, will give rise to an adjustment. Notwithstanding the foregoing provisions, in the event that, with respect to any such amendment, the Corporation shall receive either (i) an unqualified opinion of independent recognized tax counsel based upon the legislation amending or establishing the DRP or upon a published pronouncement of the Internal Revenue Service (the "IRS") addressing such legislation or (ii) a private letter ruling or similar form of assurance from the IRS, in either case to the effect that such an amendment would not apply to dividends payable on shares of Series B Senior Preferred Stock, then any such amendment shall not result in the adjustment provided for pursuant to the DRD Formula. The Corporation's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Corporation, shall be final and not subject to review.

      If any such amendment to the Code which reduces the Dividends Received Percentage is enacted after a dividend payable on a Dividend Payment Date has been declared but before such dividend has been paid, the amount of dividends payable on such Dividend Payment Date shall not be increased; but instead, an amount equal to the excess, if any, of (x) the product of the dividends paid by the Corporation on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the reduced Dividends Received Percentage

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and 0.50) over (y) the dividends paid by the Corporation on such Dividend
Payment Date, will be payable (if declared) on the next succeeding Dividend Payment Date to holders of Series B Senior Preferred Stock on the record date applicable to such succeeding Dividend Payment Date, in addition to any other amounts payable on such Dividend Payment Date.

      In addition, if any such amendment to the Code is enacted that reduces the Dividends Received Percentage and such reduction retroactively applies to a Dividend Payment Date as to which the Corporation previously paid dividends on shares of Series B Senior Preferred Stock (each, an "Affected Dividend Payment Date"), the Corporation will pay (if declared) additional dividends (the "Retroactive Dividends") on the next succeeding Dividend Payment Date (or if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, on the second succeeding Dividend Payment Date following the date of enactment), to holders of Series B Senior Preferred Stock on the record date applicable to such succeeding Dividend Payment Date, in an amount equal to the excess, if any, of (x) the product of the dividends paid by the Corporation on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the reduced Dividends Received Percentage and 0.50, applied to each Affected Dividend Payment Date) over (y) the dividends paid by the Corporation on each Affected Dividend Payment Date.

      Retroactive Dividends will not be paid in respect of the enactment of any amendment to the Code if such amendment would not result in an adjustment due to the Corporation having received either an opinion of counsel or tax ruling referred to in the third preceding paragraph. The Corporation will only make one payment of Retroactive Dividends.

      No adjustments in the dividends payable by the Corporation will be made, and no Retroactive Dividends will be payable by the Corporation, because of any amendment to the Code at any time beginning 18 months after December 10, 1999 that reduces the Dividends Received Percentage.

      In the event that the amount of dividends payable per share of Series B Senior Preferred Stock shall be adjusted pursuant to the DRD Formula and/or Retroactive Dividends are to be paid, the Corporation will cause notice of each such adjustment and, if applicable any Retroactive Dividends, to be sent to each holder of record of the shares of Series B Senior Preferred Stock at such holder's address as the same appears on the stock register of the Corporation.

      (c) So long as any shares of Series B Senior Preferred Shares are outstanding, no dividend (other than a dividend in common stock, $.01 par value per share, of the Corporation ("Common Stock"), Junior Preferred Stock or any other stock of the Corporation ranking junior to the Series B Senior Preferred Stock as to dividends and upon liquidation and other than as provided in subsection (d) of this Section 4) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the Common Stock, Junior Preferred Stock or any other stock of the Corporation ranking junior to or on a parity with the Series B Senior Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock, Junior Preferred Stock or other stock of the Corporation ranking junior to or on a parity with the Series B Senior Preferred Stock as to

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dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (nor shall any funds be paid to, or made available for, a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series B Senior Preferred Stock as to dividends and upon liquidation) unless, in each case, the full dividends on all outstanding shares of the Series B Senior Preferred Stock shall have been, or contemporaneously are, paid, or declared and a sum sufficient for the payment thereof has been or is set apart for such payment.

      (d) When dividends are not paid or declared and set aside for payment in full, as aforesaid, upon the shares of Series B Senior Preferred Stock and any other Senior Preferred Stock ranking on a parity as to dividends with the Series B Senior Preferred Stock, all dividends declared upon shares of Series B Senior Preferred Stock and any other class or series of Senior Preferred Stock ranking on a parity as to dividends with the Series B Senior Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Series B Senior Preferred Stock and such other Senior Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Series B Senior Preferred Stock and such other Senior Preferred Stock bear to each other.

      5. Redemption.

      (a) Except as described in Section 5(f) hereof, the shares of Series B Senior Preferred Stock shall not be redeemable prior to December 15, 2009. On and after such initial redemption date, the Corporation, at its option, may redeem shares of the Series B Senior Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price of $1,000.00 per share, plus accrued and unpaid dividends thereon (whether or not earned or declared) to the redemption date, including any dividends payable due to changes in the Dividends Received Percentage and Retroactive Dividends to the date fixed for redemption. In the event that fewer than all the outstanding shares of Series B Senior Preferred Stock are to be redeemed pursuant to this Section 5(a), the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board or by any other method as may be determined by the Board in its sole discretion to be equitable.

      (b) Notwithstanding the foregoing, if dividends to the redemption date have not been declared and paid or set apart for payment on all outstanding shares of Series B Senior Preferred Stock, no shares of Series B Senior Preferred Stock shall be redeemed unless all outstanding shares of Series B Senior Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any shares of Series B Senior Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series B Senior Preferred Stock pursuant to a tender or exchange offer made on the same terms to all holders of Series B Senior Preferred Stock and mailed to the holders of record of the Series B Senior Preferred Stock at such holders' addresses as the same appear on the stock register of the Corporation; provided, further, that if some, but less than all, of the shares of the Series B Senior Preferred Stock are to be purchased or otherwise acquired pursuant to such tender or exchange offer and the number of shares so tendered exceeds the number of shares so to be purchased or otherwise acquired by the Corporation, the shares

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of the Series B Senior Preferred Stock tendered shall be purchased or otherwise acquired by the Corporation on a pro rata basis (with adjustments to eliminate fractions) according to the number of such shares tendered by each holder tendering shares of Series B Senior Preferred Stock.

      (c) In the event the Corporation shall redeem shares of Series B Senior Preferred Stock pursuant to subsection (a) of this Section 5, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state:
(i) the redemption date; (ii) the

number of shares of Series B Senior Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

      (d) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing funds for the payment of the redemption price) dividends on the shares of Series B Senior Preferred Stock so called for redemption under subsection (a) of this Section 5 shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price against delivery of such shares) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

      (e) If the Corporation gives notice of redemption, then, by 12:00 Noon, Houston time, on the redemption date, the Corporation shall irrevocably deposit with a paying agent (which may be an affiliate of the Corporation) (the "Paying Agent"), which shall be a bank or trust company organized and in good standing under the laws of the United States, the State of Texas or the State of New York and having capital, surplus and undivided profits aggregating at least $10,000,000, funds sufficient to pay the applicable redemption price, including any accrued and unpaid dividends to the redemption date, and shall give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders of record of the shares of Series B Senior Preferred Stock upon surrender of certificates for such shares (properly endorsed or assigned for transfer). If notice of redemption shall have been given, then upon the date of such deposit, all rights of holders of the shares so called for redemption shall cease, except the right of the holders of such shares to receive the redemption price against delivery of such shares, but without interest, and such shares shall cease to be outstanding. The Corporation shall be entitled to receive, from time to time, from the Paying Agent, the interest, if any, earned on such funds deposited with the Paying Agent, and the holders of any shares to be redeemed with such funds shall have no claim to any such interest. Any funds so deposited which are unclaimed at the end of two years from such redemption date shall upon demand

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be repaid to the Corporation, after which the holders of the shares of Series B
Senior Preferred Stock so called for redemption shall be entitled to look only to the Corporation for payment thereof.

      (f) If at any time prior to 18 months after December 10, 1999, one or more amendments to the Code are enacted that reduce the Dividends Received Percentage to 50% or less, and, as a result, the amount of dividends on the Series B Senior Preferred Stock payable on any Dividend Payment Date may be adjusted upwards pursuant to Section 4(b) hereof, the Corporation, at its option, may redeem all, but not less than all, of the outstanding shares of the Series B Senior Preferred Stock, provided that, within 60 days of the date on which an amendment to the Code is enacted that reduces the Dividends Received Percentage to 50% or less, the Corporation sends notice to the holders of the Series B Senior Preferred Stock of such redemption. Any redemption of the Series B Senior Preferred Stock pursuant to this Section will take place on the date specified in the notice, which will be not less than 30 nor more than 60 days from the date such notice is sent to the holders of the Series B Senior Preferred Stock. Any such redemption of the Series B Senior Preferred Stock will be at a redemption price of $1,050 per share, plus all accrued and unpaid dividends (whether or not declared and including any increase in dividends payable due to changes in the Dividends Received Percentage).

      6. Liquidation Preference.

      (a) Upon the dissolution, liquidation or winding up of the Corporation, voluntary or involuntary, the holders of the then outstanding shares of Series B Senior Preferred Stock shall be entitled to receive and be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution of assets shall be made on the Common Stock, the Junior Preferred Stock or any other class of stock of the Corporation ranking junior to the Series B Senior Preferred Stock upon liquidation, the amount of $1,000.00 per share, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) on such shares to the date of final distribution.

      (b) Neither the sale of all or substantially all the property or business of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this
Section 6.

      (c) After the payment to the holders of the shares of Series B Senior Preferred Stock of the full preferential amounts provided for in this Section 6, the holders of the shares of Series B Senior Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

      (d) In the event the assets of the Corporation available for distribution to the holders of the shares of Series B Senior Preferred Stock and any other class or series of shares of Senior Preferred Stock ranking on a parity with the Series B Senior Preferred Stock as to such distribution upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all preferential amounts to which such holders are entitled, no such

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distribution shall be made on account of the Series B Senior Preferred Stock or any shares of any other class or series of Senior Preferred Stock ranking on a parity with the shares of Series B Senior Preferred Stock upon such dissolution, liquidation or winding up, unless proportionate distributive amounts shall be paid on account of the shares of Series B Senior Preferred Stock and such shares of Senior Preferred Stock ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

      7. Conversion and Exchange. The holders of shares of the Series B Senior Preferred Stock shall not have any rights to convert such shares into, or to exchange such shares for, shares of Common Stock, any other class or classes of capital stock (or any other security) or any other series of any class or classes of capital stock (or any other security) of the Corporation.

      8. Priority as to Certain Distributions. As a series of Senior Preferred Stock, the shares of the Series B Senior Preferred Stock shall be entitled to such rights and priorities, and subject to such limitations, as to dividends as are set forth in these resolutions and in the Certificate.

      9. Sinking Fund. No sinking fund shall be provided for the purchase or redemption of shares of the Series B Senior Preferred Stock.

      10. Ranking. Without limitation to any provision set forth in these resolutions or in the Restated Certificate, it is hereby confirmed and expressly declared that the Series B Senior Preferred Stock constitutes a series of Senior Preferred Stock and, accordingly, ranks senior to all shares of Junior Preferred Stock as to dividends and distributions of assets upon liquidation, dissolution or winding up. For purposes hereof, any class or series or stock of the Corporation shall be deemed to rank:

      (a) prior to the Series B Senior Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Senior Preferred Stock;

      (b) on a parity with the Series B Senior Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates, redemption prices or liquidation preferences per share thereof are different from those of the Series B Senior Preferred Stock, if the holders of such class or series of stock and of the Series B Senior Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend amounts or liquidation preferences, without preference or priority to the holders of Series B Senior Preferred Stock; and

      (c) junior to the Series B Senior Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or Junior Preferred Stock or if the holders of the Series B Senior Preferred Stock shall be entitled to the receipt of dividends

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or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series.

      11. Exclusion of Other Rights. Unless otherwise required by law, shares of the Series B Senior Preferred Stock shall not have any rights, including preemptive and subscription rights, or preferences other than those specifically set forth herein or as provided by applicable law.

      12. Miscellaneous. The Board of Directors may interpret the provisions hereof to resolve any inconsistency or ambiguity which may arise or be revealed and if such inconsistency or ambiguity reflects an inaccurate provision hereof, the Board of Directors may, in appropriate circumstances, authorize the filing of a certificate of correction pursuant to Delaware law.

      13. Change in Number of Shares. As provided in the Certificate, but subject to applicable law, the Board of Directors may increase or decrease the number of shares of this series of Senior Preferred Stock subsequent to the issue of shares of this series, but not below the number of shares of Series B Senior Preferred Stock then outstanding.

      FURTHER RESOLVED, that the 100,000 shares of Series B Senior Preferred Stock authorized for issuance pursuant to the resolutions of this duly authorized committee of the Board of Directors all constitute Preferred Stock within the 10,000,000 shares authorized pursuant to the Certificate of the Corporation.

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      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by David R. Looney, its Vice President, this ___ day of ________, 2000


                                    EOG RESOURCES, INC.


                                    By:
                                        -------------------------------------
                                           David R. Looney, Vice President


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